Exhibit 99.1

                    FOR IMMEDIATE RELEASE


CONTACT:  Steven F. Groth, Chief Financial Officer
          (212) 599-8000


           FINANCIAL FEDERAL CORPORATION ANNOUNCES THE
   ADDITION OF MICHAEL J. ZIMMERMAN TO ITS BOARD OF DIRECTORS
   ----------------------------------------------------------

NEW YORK, NY:  June 7, 2004 - Financial Federal Corporation
(NYSE - FIF)announced today that its Board of Directors has selected Michael J. Zimmerman as its seventh member. Mr. Zimmerman will serve as a director until the next annual meeting of shareholders in December 2004. The Company's Corporate Governance and
Nominating Committee determined that Mr. Zimmerman qualifies as an independent director in accordance with New York Stock Exchange rules. Mr. Zimmerman will serve on the Company's Audit Committee. Paul R. Sinsheimer, CEO, commented: "We are privileged to have Mr. Zimmerman join our Board. His vast business and financial background will be a valuable asset to the Company."

Michael J. Zimmerman is Executive Vice President and Chief Financial Officer of ContiGroup Companies, Inc. (a major privately held agribusiness and investment firm formerly known as Continental Grain Company) and President of its ContiInvestments subsidiary. He is responsible for the financial and strategic initiatives in ContiGroup's existing operations as well as its investment activities in both new and related areas.

Prior to joining Continental Grain in 1996, Mr. Zimmerman was a Managing Director at Salomon Brothers, where he served over 20 years in a variety of senior positions in the investment banking and firm investment areas. He is a member of the Board of Directors of Overseas Shipholding Group, Inc., where he serves as non-executive Chairman, and is Chairman of Premium Standard Farms, a majority-owned affiliate of ContiGroup.

Mr. Zimmerman holds an MBA from the Harvard Business School and a Bachelors degree from Trinity College. He is active in several educational, religious and philanthropic organizations. A resident of Brooklyn, NY, he is married and has two sons.


Financial Federal Corporation specializes in financing industrial and commercial equipment through installment sales and leasing programs for manufacturers, dealers and end users nationwide. For additional information, please visit the Company's website at www.financialfederal.com.


                             ###